Exhibit 10.1

PROMISSORY NOTE

$700,000.00	October 5, 2007
Pittsburgh, Pennsylvania

FOR VALUE RECEIVED, ALLIN CORPORATION, a Delaware corporation (“Debtor”), hereby promises to pay to the order of DAVID RITCHIE, an individual (“Holder”) residing at 33 Lincoln Circle, Swampscott, Massachusetts 01907, subject to the terms and conditions set forth herein, the principal sum of SEVEN HUNDRED THOUSAND AND 00/100 DOLLARS] ($700,000.00), together with interest accruing on the outstanding principal balance from the date hereof, as provided below.

1. Principal. The entire outstanding principal amount of this Promissory Note (“Note”) plus accrued and unpaid interest shall be due and payable on July 31, 2008 (the “Maturity Date”), subjected to Optional Prepayment (as defined herein). All payments to be made in respect of amounts outstanding under this Note shall be made in lawful money of the United States of America in immediately available funds, without setoff, counterclaim or other deductions of any nature and shall be applied first to interest, then to principal and then to the costs of collection, if any. After the payment of all sums due hereunder, this Note shall be marked “Paid in Full” and returned to Debtor.

2. Interest Rate. Subject to paragraph 3 herein, the outstanding principal balance under this Note shall bear interest at a rate per annum equal to twelve percent (12%) (the “Interest Rate”), with such interest to be due and payable quarterly on each December 31, March 31 and June 30, commencing December 31, 2007. Interest shall be computed on the basis of a 365-day or 366-day year as may be applicable, and actual days lapsed.

3. Late Interest Payments; Increased Interest Rate. If any interest payment due and payable under this Note at any time prior to maturity is not made when due, Debtor shall not be deemed to be in default and Holder may not accelerate the maturity of this Note solely by reason of such failure to pay interest. However, in such event, the outstanding principal balance, together with all unpaid interest which has become due and payable, shall bear interest at a rate of two percent per annum more than the Interest Rate for so long as there remains outstanding any unpaid interest which has become due and payable.

4. Optional Prepayment. The amounts outstanding under this Note may be prepaid at any time and from time to time in whole or in part without penalty or premium.

5. Subordination. All obligations, indebtedness and other liabilities of Debtor under or in respect of this Note shall be subordinated and junior in right of payment to all currently existing and future obligations, indebtedness and other liabilities of Debtor to any commercial banks, thrift institutions, finance companies or other financial institutions providing financing to Debtor. Debtor shall not remit any payments of principal or interest to Payee in respect of the obligations hereunder if immediately prior to such payment, or after giving effect to such payment, an event of default would exist under any senior indebtedness.

6. Effect of Debtor Default. The principal amount of this note represents the cash portion of Debtor’s obligation to Payee for the Contingent Payment for the Fiscal Year ending July 31, 2007 pursuant to the terms of that certain Stock Purchase Agreement entered into by and among Debtor, Payee, CodeLab Technology Group, Inc. (“CodeLab”), John Francis, Mark Bramhall and certain other equity holders of CodeLab, dated as of July 26, 2005 (the “Agreement”). In the event that Debtor fails to pay the entire outstanding principal amount of this Note, plus any accrued but unpaid interest, that is due and payable on the Maturity Date, and such default remains uncured for a period of 30 days after the Maturity Date, the restrictive covenants contained in Sections 7.3.1 and 7.4 of the Agreement shall terminate immediately, without the requirement of any further action of the parties to the Agreement, in accordance with the terms thereof.

7. Miscellaneous. Debtor shall pay any and all expenses, including reasonable attorney’s fees, incurred or paid by Holder with or without suit or action in attempting to collect funds due under this Note. Debtor hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. This Note is made under and shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the Commonwealth of Pennsylvania. Debtor hereby consents to the exercise over it of personal jurisdiction by any federal or state court located in the Commonwealth of Pennsylvania for purposes of enforcement by Holder of any rights or remedies relating to this Note. This Note may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be construed as one and the same document.

IN WITNESS WHEREOF, and intending to be legally bound, Debtor has executed and delivered this Note as of the date first above written.

ALLIN CORPORATION

BY:	/s/ Richard Talarico
Richard Talarico
Chief Executive Officer

Accepted and Agreed to
as of the date of this Note:

/s/ David Ritchie
David Ritchie